[Marcum & Kliegman LLP letterhead]

January 21, 2008

Milton C. Ault, III
Zealous Trading Group, Inc.
1800 Century Park East, Suite 200
Los Angeles, CA 90067

Re:	Zealous Trading Group, Inc.

Dear Milton:

This is to confirm that the auditor-client relationship between Zealous Trading Group, Inc. and Marcum & Kliegman LLP has ceased effective as of January 18, 2008.

Very truly yours,

/s/ MARCUM & KLIEGMAN LLP

Marcum & Kliegman LLP

Sent Via E-Mail – tault@zealousgroup.com

Sent Via Federal Express – Priority

cc:	PCAOB Letter File, 7th Floor
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Sent Via Certified Mail – 7160 3901 9846 1801 0167
Return Receipt Requested
Sent Via Fax: 202-772-9252 (PCAOB Letter File, 7th Floor)